Exhibit 5.1

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, California 90067

July 11, 2014

RestorGenex Corporation

1800 Century Park East, 6th Floor

Los Angeles, California 90067

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 11,633,885 shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”), of RestorGenex Corporation, a Nevada corporation (the “Company”), which are being registered in connection with the proposed sale of the Shares by the selling stockholders identified therein. The Shares consist of (i) 8,949,142 currently outstanding shares of Common Stock, and (ii) 2,684,743 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of currently outstanding Common Stock purchase warrants (the “Warrants”).

We have acted as counsel for the Company in connection with the Registration Statement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

The law covered by our opinion expressed below is limited to the internal corporate laws of the State of Nevada.

Based upon the foregoing, we are of the opinion that (i) the 8,949,142 shares of Common Stock outstanding on the date hereof that are being registered for resale are validly issued, fully paid and non-assessable, and (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ TROYGOULD PC